SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2006

AIR T, INC.
(Exact Name of Registrant as Specified in its Charter)

    Delaware            0-11720             52-1206400
(State or Other Jurisdiction  (Commission File Number) (I.R.S. Employer
of Incorporation) Identification No.)

3524 Airport Road
        Maiden, North Carolina 28650
(Address of Principal Executive Offices)
(Zip Code)

                                   (704) 377-2109
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Definitive Material Agreement

Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 6, 2006, Air T, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with John Parry pursuant to which Mr. Parry will join the Company initially as a Vice President and after a brief period be named as the Company’s Chief Financial Officer and Vice President—Finance. For the past five years, Mr. Parry, age 49, has served as the Chief Financial Officer and Treasurer of Empire Airlines, Inc., which, among other things, provides air cargo services to Federal Express Corporation, flying routes principally in the southwest and northwest United States. Prior to joining Empire Airlines in 2001, Mr. Parry had a 20-year career as a certified public accountant with a number of regional and national accounting firms. Mr. Parry will replace John J. Gioffre as the Company’s Chief Financial Officer and Vice President-Finance, who will retire in accordance with his previously announced plans.

Mr. Parry’s employment agreement provides for employment for a term of three years, unless earlier terminated as permitted under employment agreement. The employment agreement provides for an annual base salary of $125,000, which may be adjusted upward based on Mr. Parry’s performance, the performance of the Company and other pertinent factors. In addition, the employment agreement provides for the payment of annual incentive bonus compensation equal to 1.5% of the Company’s consolidated pre-tax net income included in the audited, consolidated income statement of the Company. The incentive compensation is to be paid on or about June 15 of each year, with respect to results achieved during the previous fiscal year. In the event employment is terminated during the fiscal year, Mr. Parry would be eligible to receive a pro-rata portion of the incentive compensation for that fiscal year, to be paid on or about June 15 following his termination of employment.

The employment agreement provides that Mr. Parry will have the opportunity to participate in all life insurance, medical, disability, and other employee benefit plans sponsored from time to time by the Company and covering its employees generally or a particular group of its employees of which Mr. Parry is a member (including participation by his spouse and dependents to the extent they are eligible under the terms of such plans), subject to the terms and conditions of such benefit plans. In addition, Mr. Parry will be entitled to receive reimbursement for up to $10,000 of moving expenses, four weeks vacation annually, and a car allowance of four hundred dollars ($400) per month plus reimbursement for fuel, repair expense and insurance for his primary automobile. The employment agreement also provides that Mr. Parry will be considered by the Nominating Committee of the Company’s Board of Directors for nomination for election as a director at the Company’s 2007 annual meeting of stockholders and at subsequent annual meetings of stockholders for so long as he continues to serve as the Company’s Chief Financial Officer.

The Company is permitted under the employment agreement to terminate Mr. Parry’s employment with or without “cause” as defined in the agreement. In the event that Mr. Parry’s employment is terminated by the Company without cause he would be entitled to continue to receive his base salary for a period of twelve months from the date of termination, conditional upon his execution of a release of claims against the Company.

A copy of Mr. Parry’s employment agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. In addition, on October 10, 2006, the Company issued a press release announcing the hiring of Mr. Parry, which press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Employment Agreement dated as of October 6, 2006 between Air T, Inc. and John Parry

Exhibit 99.1 Press release of Air T, Inc. dated October 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2006

AIR T, INC.

By: /s/ John J. Gioffre
John J. Gioffre, Vice President-Finance and Secretary

Exhibit Index

Exhibit	Description
Exhibit 10.1	Employment Agreement dated as of October 6, 2006 between Air T, Inc. and John Parry
Exhibit 99.1	Press release of Air T, Inc. dated October 10, 2006